UNITED STATES OF AMERICA
Before the
COMMODITY FUTURES TRADING COMMISSION

In the Matter of:	)
Forex Capital Markets, LLC, FXCM	)	CFTC Docket No. 17-09
Holdings, LLC, Dror Niv, and	)
William Ahdout,	)
)
Respondents.	)

ORDER INSTITUTING PROCEEDINGS PURSUANT TO
SECTIONS 6(c) AND 6(d) OF THE COMMODITY EXCHANGE ACT, MAKING
FINDINGS, AND IMPOSING REMEDIAL SANCTIONS

I.

The Commodity Futures Trading Commission ("Commission") has reason to believe that Forex Capital Markets, LLC ("FXCM"), FXCM Holdings, LLC ("FXCM Holdings"), Dror (Drew) Niv ("Niv"), and William Ahdout ("Ahdout") (collectively, "Respondents") have violated the Commodity Exchange Act (the "Act") and Commission Regulations ("Regulations"). Therefore, the Commission deems it appropriate and in the public interest that public administrative proceedings be, and hereby are, instituted to determine whether Respondents engaged in the violations set forth herein, and to determine whether any order shall be issued imposing remedial sanctions.

II.

In anticipation of the institution of an administrative proceeding, Respondents have submitted an Offer of Settlement ("Offer"), which the Commission has determined to accept. Without admitting or denying the findings or conclusions herein, Respondents consent to the entry and acknowledge service of this Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, Making Findings, and Imposing Remedial Sanctions ("Order"). 1

1 Respondents consent to the entry of this Order and to the use of these findings in this proceeding and in any other proceeding brought by the Commission or to which the Commission is a party; provided, however, that Respondents do not consent to the use of the Offer, or the findings or conclusions in this Order, as the sole basis for any other proceeding brought by the Commission, other than in a proceeding in bankruptcy or to enforce the terms of this Order. Nor do Respondents consent to the use of the Offer or this Order, or the findings or conclusions in this Order consented to in the Offer, by any other party in any other proceeding.

III.

The Commission finds the following:

A.	Summary

From September 4, 2009 through at least 2014 (the "Relevant Period"), FXCM and FXCM Holdings, by and through their officers, employees, and agents, including Respondents Niv and Ahdout, engaged in false and misleading solicitations of FXCM' s retail foreign exchange ("forex") customers.

FXCM represented to its retail customers that when they traded forex on FXCM's "No Dealing Desk" platform, FXCM would have no conflict of interest. According to these representations, retail customers' profits or losses would be irrelevant to FXCM's bottom line, because FXCM's role in the customers' trades was merely as a credit intermediary. According to FXCM, the risk would be borne by banks and other independent "market makers" that provided liquidity to the platform.

Contrary to these representations, FXCM had an undisclosed interest in the market maker that consistently "won" the largest share of FXCM' s trading volume - and thus was taking positions opposite FXCM's retail customers. That market maker was an FXCM-backed startup firm that was founded by a former FXCM executive while he was working at FXCM, that operated for the first year of its existence out of FXCM' s offices, and that shared most of its trading profits with FXCM.

FXCM also made false statements to National Futures Association ("NFA") staff, in order to conceal FXCM' s role in the creation of its principal market maker as well as the market maker's owner's previous role as an FXCM executive.

Niv and Ahdout directed and controlled FXCM' s operations throughout the Relevant Period and were responsible, directly or indirectly, for violations described herein. Niv was responsible, directly or indirectly, for the false statements made to NFA.

B.	Respondents

Forex Capital Markets, LLC ("FXCM") is a Delaware corporation with its principal place of business in New York, New York. FXCM offers trading platforms for foreign currency contracts and is registered with the Commission as a Futures Commission Merchant ("FCM") and Retail Foreign Exchange Dealer ("RFED") and is provisionally registered with the Commission as a Swap Dealer.

FXCM Holdings, LLC ("FXCM Holdings") is a holding company that during the Relevant Period was the immediate corporate parent of FXCM. FXCM Holdings was incorporated as a Delaware corporation on November 17, 2005.

Dror Niv, also known as Drew Niv, is an individual who resides in Connecticut. Niv was a founding partner of FXCM. From at least September 4, 2009 through May 20, 2014, Niv was Chief Executive Officer of FXCM, and he has been registered with the Commission as an

Associated Person and listed as a Principal of FXCM from 2001 to the present. Niv has been a partner in FXCM Holdings since its inception.

William Ahdout is an individual who resides in New York. Ahdout was a founding partner of FXCM. Since at least September 4, 2009, Ahdout has been a Managing Director of FXCM. Ahdout was registered with the Commission as an Associated Person of FXCM from 2001 until May 23, 2016, and he continues to be listed as a Principal of FXCM. Ahdout has been a partner in FXCM Holdings since its inception.

C.	Facts

1.FXCM's "No Dealing Desk" Model

FXCM, which was founded in 1999 and became a registered FCM in 2001, provides retail customers access to over-the-counter forex markets through a proprietary technology platform, and acts as counterparty in transactions with its retail customers in which customers can buy one currency and simultaneously sell another. As of July 31, 2016, FXCM had over 20,000 active retail customer accounts representing more than $170 million in liabilities.

Until approximately 2007, FXCM provided liquidity to its retail forex customers primarily through an internal dealing desk - a division of FXCM that determined the prices offered to customers and held positions opposite customers.

In or around 2007, FXCM transitioned from utilizing a dealing desk to transact with customers to using what it termed an "agency" model for the majority of its retail forex customers, which it described to customers as providing "No Dealing Desk" forex trading. (FXCM using its dealing desk to trade with retail customers, by contrast, was referred to as the "principal" model.)

Whereas a dealing desk broker "acts as a market maker" and "may be trading against your position," FXCM claimed that its agency model "eliminat[ed]" that "major conflict of interest" between broker and retail customer. In FXCM's agency model, price quotations were provided not by FXCM's internal dealing desk but by banks and other third-party "market makers" - sometimes also referred to as "liquidity providers" or "LPs." FXCM explained its agency model to its customers as follows: "When our customer executes a trade on the best price quotation offered by our FX market makers, we act as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and the FX market maker." FXCM claimed that trading on its agency model was different from a dealing desk broker because: "We earn trading fees and commissions by adding a markup to the price provided by the FX market makers and generate our trading revenues based on the volume of transactions, not trading profits or losses."

2.FXCM Creates an Algorithmic Trading System to Trade Opposite Customers

In 2009, Niv, Ahdout, and others at FXCM formulated a plan to create an algorithmic trading system - an FXCM computer program that could make markets to FXCM's customers and thereby either replace or compete with the independent market makers on FXCM's No Dealing Desk platform.

Niv and Ahdout hired a high-frequency trader (hereinafter, "HF Trader") to a Managing Director position at FXCM. HF Trader's employment agreement, signed by HF Trader and Ahdout, provided that FXCM would pay HF Trader a base salary plus a bonus of 30 percent of trading profits generated by HF Trader's algorithmic trading system, with FXCM keeping the remaining 70 percent. HF Trader began working for FXCM on October 5, 2009 and ultimately developed the algorithmic trading system for FXCM.

3.	FXCM Spun Off Its Algorithmic Trading System As a New Company Owned by HF Trader

In early 2010, when HF Trader was finalizing his trading algorithm, FXCM's Compliance department raised concerns that trading against FXCM retail customers might contradict FXCM's marketing statements about its No Dealing Desk model.

FXCM determined that HF Trader would form his own company and operate as an "external" liquidity provider for FXCM. On March 23, 2010, HF Trader formed his new company (hereinafter, "HFT Co"). FXCM intended that HF Trader, under the auspices of HFT Co, would use his trading algorithm to trade on FXCM's No Dealing Desk platform.

On April 14, 2010, HF Trader resigned from FXCM. HF Trader and FXCM agreed that HF Trader's resignation would not change the economic relationship between FXCM and HF Trader, including, as stated in his employment contract, HF Trader's retention of 30 percent of his algorithmic trading profits, with FXCM capturing the residual 70 percent. To that end, a March 1, 2010 services agreement between HFT Co and FXCM, and a superseding May 1, 2010 services agreement between HFT Co and FXCM Holdings, provided that HFT Co would make monthly payments to FXCM in the amount of $21 per million dollars of trading volume executed by HFT Co. HF Trader and FXCM believed that this amount approximated 70 percent of HFT Co's profits from trading on FXCM's retail forex platform.

4.	HFT Co Maintained a Close Relationship With FXCM

To help launch HFT Co's operations, FXCM gave HFT Co a $2 million interest-free loan, and allowed HFT Co to use FXCM's prime broker through a "prime of prime" account. When HF Trader resigned from FXCM, he continued working from FXCM's offices, rent free. HFT Co was located in FXCM's offices in New York City until approximately April 2011, when the company finally moved into its own office space, in Jersey City, New Jersey.

HFT Co also used HF Trader's trading algorithm, which was FXCM's intellectual property, to conduct its trading. For a period of time, HFT Co used FXCM's servers and other technology, including FXCM's email systems. HF Trader actively used his FXCM email address until at least September 2011, and his FXCM email account was still receiving emails in 2014.

Two FXCM employees who assisted HFT Co received supplemental bonuses from FXCM, reimbursed by HFT Co, on account of their work. One of these employees spent approximately 80 percent of the work week at HFT Co's offices from 2011 until 2014.

5.	FXCM Received Nearly $80 Million in Revenue from HFT Co's Trading

Pursuant to the May 1, 2010 services agreement, FXCM sent HFT Co monthly invoices, which were to be paid by HFT Co to FXCM Holdings. Through August 2011, HFT Co. paid to FXCM Holdings $21 per million notional volume transacted by HFT Co on the FXCM retail forex platform and paid $16 per million from September 2011 through July 2014. From 2010 to 2014, no market maker besides HFT Co paid FXCM for order flow.

Notwithstanding the formal documentation of the monthly payments from HFT Co as reflecting a fixed $21 fee per "aggregated volume of Transactions executed," in reality the payments represented HFT Co and FXCM's agreement to share profits derived from HFT Co's trading against FXCM's retail customers.

FXCM viewed HFT Co's profits and losses ("P&L") from HFT Co's trading as essentially belonging to FXCM, less the 30 percent HFT Co was permitted to keep. For instance, FXCM calculated its monthly preliminary P&L statement, in part, by taking HFT Co's monthly P&L and simply subtracting 30 percent. When spreads tightened and HFT Co's profits dropped to considerably less than $30 per million trading, FXCM and HFT Co amended the services agreement to lower the payments per million dollars.

HFT Co reported its P&L to FXCM on a weekly basis for a period of time following its formation. The invoices FXCM sent HFT Co seeking "Rebate for FX Trades" described the amounts billed as "P&L." In exchange for these payments from HFT Co, FXCM agreed that it would favor HFT Co over other market makers in routing retail customer orders. FXCM permitted HFT Co to win all "ties" with other market makers; provided HFT Co with a real-time view of price quotations offered by other market makers; and added smaller markups to HFT Co prices than to prices provided by other market makers.

On the day of HF Trader's resignation from FXCM, HF Trader's trading algorithm was used in a "full-scale trading session" for the very first time. Based on the trading that day, FXCM anticipated that HFT Co would capture approximately 25-30% of overall trade volume on FXCM's No Dealing Desk Platform.

In addition to favoring HFT Co over other market makers, HFT Co made use of, and FXCM allowed HFT Co to use, a hold timer that enabled HFT Co to execute a trade at the start or end of a hold timer period, whichever was better for HFT Co. In late 2011 and 2012, HFT Co continued to make use of a hold timer but would accept or reject the trade based on the price at the end of the hold timer period. HFT Co also made use of a "previous quote" practice whereby HFT Co submitted a quote to FXCM and FXCM would respond with an execution request based on the trading limits contained in a customer limit order and not the previous quote provided by FXCM.

In total, through HFT Co's monthly payments from 2010 through 2014, HFT Co rebated to FXCM approximately $77 million of the trading revenue HFT Co achieved.

6.	FXCM Concealed Its Relationship with HFT Co from Its Customers

As of October 2010, FXCM's website promised "No conflict of interest between broker and trader" and "No dealer intervention in trades," stating that "[e]very trade is executed back to back with one of the world's premier banks or financial institutions, which compete to provide FXCM with bid and ask prices." FXCM did not disclose that its principal market maker, HFT Co, was a startup firm spun off of FXCM. For example, FXCM's website implied that its market makers were institutions independent of FXCM: "[W]e have obtained close banking relationships with some of the world's largest and most aggressive price providers." The website continued: "FXCM does not take a market position - eliminating a major conflict of interest. A dealing desk broker, which acts as a market maker, may be trading against your position. However, with our No Dealing Desk execution, we fill your orders from the best prices available to us from the banks."

As another example, in 2011, FXCM published a diagram showing banks that acted as market makers for FXCM and showing the "[p]ercentage of volume to each liquidity provider": BNP (13.5%), Citi (8.0%), Deutsche Bank (3.5%), Dresdner (13.3%), Goldman (14.4%), JP Morgan (3.6%), Morgan Stanley (8.0), and "Citi-Prime Broker (All Others)" (35.8%). HFT Co - the liquidity provider with by far the largest volume - was not specifically identified but instead listed under "Citi-Prime Broker (All Others)."

When a list of FXCM' s top liquidity providers for the first half of 2010 was circulated internally, showing HFT Co with over 17 percent of the company's volume, an FXCM employee asked whether that reference should be "blacked out." Another employee responded: "Good catch, put them as HFT 1 . . . ."

In September 2011 , an FXCM executive raised "Compliance Concerns" with members of FXCM's Compliance department, noting a problem with HFT Co "hanging orders" that arose from "the fact that the [HFT Co] adapter is different technology than the rest of the bank adapters." An FXCM compliance officer responded: "Given the sensitivity of the counter party involved we would prefer the events don't happen so that we do not draw unwanted attention."

FXCM did not disclose HFT Co as a market maker to the retail public until late 2012. Even then, at that time, in response to an individual posting about HFT Co on an online bulletin board called "Forex Factory," FXCM obfuscated HFT Co's relationship to FXCM.

The Forex Factory post, anonymously written by "fx insider," stated: "So I just heard something interesting from a friend about FXCM' s 'no dealing desk'. Apparently their largest liquidity provider by far is a small firm named [HFT Co], which is owned by FXCM itself and was set up solely to act as counterparty to FXCM clients. They sit on top of FXCM' s liquidity pool with last look so that for every FXCM trade, they can choose whether to take it or pass it on to normal liquidity providers. Can anyone confirm this? It would be interesting to know how much information is shared."

Two days' later, FXCM posted its response on Forex Factory, stating: "While FXCM does own a liquidity provider, the name of that company is Lucid Markets. It's an institutional level liquidity provider in the forex market and to date had provided no liquidity to FXCM's retail no dealing desk execution." FXCM then implied that it was restricted from identifying HFT Co to the public as one of its market makers, stating:

"Non-disclosure agreements mean that we don't normally name the 17 liquidity providers that stream prices on our No Dealing Desk feed." In fact, there was no non-disclosure agreement between FXCM and HFT Co, and, as noted above, FXCM had disclosed ten of its other market makers to the public.

FXCM's response also implied that HFT Co did not, as "fx insider" put it, have a unique ability to "choose whether to take" FXCM trades, and that FXCM lacked an ownership interest in HFT Co: "While the majority of liquidity providers in this list are banks, there are also some hedge funds and other financial institutions, one of which is [HFT Co]. However FXCM does not own them, nor do they have control over what orders can go to other liquidity providers." To the contrary, because HFT Co did have both real-time read of book of FXCM's other market makers and the ability to win all ties, "fx insider" was correct in stating that HFT Co had the power to choose to take whatever trades it wished.

7.	FXCM Made False Statements to NFA About HFT Co

In connection with NFA's 2013 examination of FXCM, NFA compliance staff met with FXCM executives in Chicago on October 24, 2013. In response to NFA's questions about FXCM's relationship with HFT Co, Niv omitted to mention any of the details described above concerning FXCM's relationship with HFT Co and its principal, HF Trader. Instead, Niv misrepresented that he had a prior working relationship with HF Trader from when HF Trader was a trader employed by other liquidity providers.

Members of FXCM's Compliance department also made a series of misstatements to NFA. On October 22, 2013, two days before FXCM's meeting with NFA, an FXCM compliance officer told NFA in an email: "FXCM LLC does not have any direct or indirect ownership, interest, or affiliation with entities that provide liquidity to retail clients . . . ." Given, among other things, FXCM' s interest in HFT Co, this statement was false. After NFA sought clarification of this statement, asking FXCM to "provide representation as it relates to owners, principals, APs [associated persons], employees, and affiliates of FXCM," another compliance officer compounded FXCM's previous misrepresentation in a March 24, 2014 email: "To my knowledge, there are no present or past owners, principals, APs, or employees of affiliates of FXCM LLC that have direct or indirect ownership, interest, or affiliation with entities that provide liquidity to retail clients on our No Dealing Desk Model." This was not true, as the compliance officer knew, because HF Trader, a former employee (and, indeed, an executive) of FXCM, was the principal and 100 percent owner of HFT Co, which was the primary provider of liquidity to retail clients on FXCM's No Dealing Desk platform.

On April 4, 2014, in response to further attempts by NFA to clarify the relationship between FXCM and HFT Co, an FXCM compliance officer stated in an email: "[HF Trader] served as a consultant for FXCM from October 2009 through April 2010. [HF Trader] worked primarily on software coding." Once again, the compliance officer's representation to NFA was false and misleading. HF Trader was not an FXCM "consultant" but an executive of FXCM with an employment agreement, and in light of NFA's obvious interest in FXCM's relationship with HFT Co it was deceptive to characterize HF Trader's work at FXCM - i.e., creating the trading algorithm that HFT Co used to trade opposite FXCM's customers - generically as "software coding." Niv generally participated in and approved of responses to NFA.

*    *    *
In accepting Respondents' Offer, the Commission recognizes Respondents' cooperation during the investigation of this matter by the CFTC's Division of Enforcement ("Division"), which included Respondents voluntarily producing information to the Division.

IV.
LEGAL DISCUSSION

A.	FXCM Violated Section 4b(a)(2) of the Act and Regulation 5.2(b)

Sections 4b(a)(2)(A) and (C) of the Act, 7 U.S.C. §§ 6b(a)(2)(A) and (C), provide, in relevant part, that it is unlawful for any person, in or in connection with any order to make, or the making of, any contract of sale of any commodity for future delivery that is made, or to be made, for or on behalf of, or with, any other person (A) to cheat or defraud or attempt to cheat or defraud the other person; or (C) willfully to deceive or attempt to deceive the other person by any means whatsoever in connection with such contract. Pursuant to Section 2(c)(2)(C)(iv) of the Act, 7 U.S.C. § 2(c)(2)(C)(iv), Section 4b of the Act applies to any retail forex agreement, contract, or transaction described in Section 2(c)(2)(C)(i) of the Act, 7 U.S.C. § 2(c)(2)(C)(i), as if the agreement, contract, or transaction were a contract of sale of a commodity for future delivery.

Regulations 5.2(b)(l ) and (3), 17 C.F.R. §§ 5.2(b)(l ) and (3), provide, in pertinent part, that it shall be unlawful for any person, by use of the mails or by any means or instrumentality of interstate commerce, directly or indirectly, in or in connection with any retail forex transaction:
(1) to cheat or defraud or attempt to cheat or defraud any person; or (3) willfully to deceive or attempt to deceive any person by any means whatsoever.

To prove fraudulent misrepresentations and/or omissions in violation of Section 4b of the Act, the following elements are required: (1) a misrepresentation or failure to disclose certain information; (2) the materiality of the misrepresentation or omission; and (3) scienter. See, e.g., CFTC v. R.J Fitzgerald & Co., 310 F.3d 1321, 1328 (1lth Cir. 2002); CFTC v. Rosenberg, 85 F. Supp. 2d 424, 446-47 (D.N.J. 2000); In re Slusser, CFTC Docket No. 94-14, 1999 CFTC LEXIS 167, at *27 (July 19, 1999). All of those elements are present here.

First, as described above, FXCM made misrepresentations to, and omitted material facts from, FXCM's retail customers. In particular, FXCM misrepresented to retail customers that it was merely acting as an agent or intermediary between retail customers and market makers, and that it did not take positions opposite retail customers. To the contrary, FXCM did benefit from profits and losses sustained by retail customers through its substantial interest in HFT Co - its primary market maker. This was a major conflict of interest that FXCM did not disclose to its clients.

Second, FXCM's misrepresentations and omissions were material to its retail customers.
A statement or omitted fact is material if "there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to invest." R&W Technical Serv. Ltd. v. CFTC, 205 F.3d 165, 169 (5th Cir. 2000); see also R.J Fitzgerald, 310 F.3d at 1328-29. Materiality is an objective determination that "turns on whether a reasonable investor would regard the fact as significantly changing the total data available to him or her." In re Citadel Trading Co. of Chicago, Ltd., [1986-1987 Transfer Binder] Comm. Fut. L. Rep. (CCH) 23,082 at 32,187-88 (CFTC May 23, 1986). Any fact that enables customers to assess independently the risk inherent in their investment and the likelihood of profit is a material fact. See, e.g., In re Commodities Int 'l Corp., CFTC Docket No. 83-43, 1997 CFTC LEXIS 8, at *25 (Jan. 14, 1997).

Here, in evaluating which forex trading platform would provide the best prices and execution, a reasonable customer would rely on FXCM's promises that its incentives were aligned with its customers' experience and that it had no conflicts of interest. Retail customers would want to know - given FXCM's claims to be merely an intermediary between customers and the independent market makers trading against customers - that FXCM had a significant interest in HFT Co.

Third, FXCM acted with scienter. Scienter is established by showing either knowledge of falsity or reckless disregard for the truth or falsity of one's statements. See CFTC v. Noble Wealth Data Info. Servs., Inc., 90 F. Supp. 2d 676, 685 (D. Md. 2000). Conduct is reckless if it "departs so far from the standards of ordinary care that it is very difficult to believe the [actor] was not aware of what he was doing." Drexel Burnham Lambert Inc. v. CFTC, 850 F.2d 742, 748 (D.C. Cir. 1988) (internal quotation and citation omitted). FXCM personnel had full knowledge of the representations that the firm was making to its customers about the No Dealing Desk model, as well as the facts about HF Trader and HFT Co's relationship with FXCM. Accordingly, FXCM knowingly or recklessly misrepresented and failed to disclose to retail customers the true nature of its relationship with HFT Co.

Accordingly, FXCM violated Sections 4b(a)(2)(A) and (C) of the Act, 7 U.S.C. §§ 6b(a)(2)(A) and (C), and Regulations 5.2(b)(l ) and (3), 17 C.F.R. §§ 5.2(b)(l ) and (3).

B.	FXCM Violated Section 9(a)(4) of the Act

Section 9(a)(4) of the Act, 7 U.S.C. § 13(a)(4), in relevant part, makes it illegal for any person willfully to falsify, conceal, or cover up by any trick, scheme, or artifice a material fact, make any false, fictitious, or fraudulent statements or representations, or make or use any false writing or document knowing the same to contain any false, fictitious, or fraudulent statement or entry to a futures association, such as NFA, acting in furtherance of its official duties under the Act.

Throughout the Relevant Period, FXCM, as described above, made numerous false statements or representations to NFA concerning its relationship with HF Trader and HFT Co. Accordingly, FXCM violated Section 9(a)(4) of the Act.

C.	FXCM and FXCM Holdings Are Liable for the Acts of FXCM's Agents

Section 2(a)(l )(B) of the Act, 7 U.S.C. § 2(a)(l )(B), and Regulation 1.2, 17 C.F.R. § 1.2, provide that "[t]he act, omission, or failure of any official, agent, or other person acting for any individual, association, partnership, corporation, or trust within the scope of his employment or office shall be deemed the act, omission, or failure of such individual, association, partnership, corporation, or trust." Under Section 2 and Regulation 1.2, a principal is strictly liable for the violations of its officials acting for it within the scope of their employment or office. Rosenthal & Co. v. CFTC, 802 F.2d 963, 966 (7th Cir. 1986).

All of the illegal actions described above were committed by employees and officials working for FXCM, and all of their actions and omissions were within the scope of their employment or office when their conduct violated Sections 4b and 9(a)(4) of the Act and Regulation 5.2. FXCM is therefore liable for its agents' violations of those provisions.

Likewise, FXCM Holdings is strictly liable as principal for FXCM's violations of the Act and Regulations, because FXCM Holdings was the parent company of FXCM, their interests and business activities were sufficiently intertwined, and FXCM Holdings directly controlled the operations of FXCM as they related to the violations.

D.	Niv and Ahdout are Liable as Controlling Persons of FXCM

Section 13(b) of the Act, 7 U.S.C. § 13c(b), provides, in relevant part, that "[a]ny person who, directly or indirectly, controls any person who has violated any provision of this chapter or any of the rules, regulations, or orders issued pursuant to this chapter may be held liable for such violation in any action brought by the Commission to the same extent as such controlled person."

This provision allows the Commission "to reach behind the business entity to the controlling individual and to impose liability for violations of the Act directly on such individual." CFTC v. Int'! Fin. Servs., Inc. , 323 F. Supp. 2d 482, 504 (S.D.N.Y. 2004) (quoting In re Currency Trading Sys., Docket No. 00-06, 2001 WL 1356196, at *12 (CFTC Nov. 6, 2001)). The Commission must show "that the defendant exercised general control over the operation of the entity principally liable and possessed the power or ability to control the specific transaction or activity upon which the primary violation was predicated, even if such power was not exercised." Id. at 504 (quoting CFTC v. Baragosh, 278 F.3d 319, 330 (4th Cir. 2002)). Control is "the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise." In re Spiegel , [1987-1990 Transfer Binder] Comm. Fut. L. Rep. (CCH) 24,103 n.4 (CFTC Jan. 12, 1988). "Section [13(b)], therefore, is about power and imposing liability for those who fail to exercise it to prevent illegal conduct." R.J Fitzgerald, 310 F.3d at 1334.

A controlling person is liable for the controlled person's violations if that controlling person "did not act in good faith or knowingly induced, directly or indirectly, the act or acts constituting the violation." 7 U.S.C. § 13c(b). Proof of recklessness will demonstrate that the controlling person acted in bad faith, although negligence alone is insufficient. Monieson v. CFTC, 996 F.2d 852, 860 (7th Cir. 1993) (finding FCM's chairman of the board liable as controlling person because he failed to enforce supervision system with reasonable diligence, including failing to act in response to repeated charges of illegal behavior from different sources). "Knowing inducement" requires a showing that "the controlling person had actual or constructive knowledge of the core activities that constitute the violation at issue and allowed them to continue." In re Spiegel , [1987-1990 Transfer Binder], at 34,767.

Niv and Ahdout had both general control over FXCM and specific control over the conduct underlying FXCM' s violations. Niv and Ahdout founded FXCM and retain partnership interests in FXCM Holdings, and during the Relevant Period they served, respectively, as CEO and Managing Director of FXCM. Niv and Ahdout directed and controlled FXCM's operations, and they were responsible, directly or indirectly, for violations described herein. Niv was responsible, directly or indirectly, for the false statements made to NFA. Niv and Ahdout are liable as controlling persons for FXCM' s violations of Section 4b and Regulation 5.2(b), and Niv is liable as a controlling person for FXCM's violations of Section 9(a)(4).
v.
FINDINGS OF VIOLATIONS

Based on the foregoing, the Commission finds that, during the Relevant Period, all Respondents violated Sections 4b(a)(2), 7 U.S.C. § 6b(a)(2), and Regulation 5.2(b), 17 C.F.R. § 5.2(b), and Respondents FXCM, FXCM Holdings, and Niv violated Section 9(a)(4) of the Act, 7 U.S.C. § 13(a)(4).

VI.
OFFER OF SETTLEMENT

Respondents, without admitting or denying the findings or conclusions herein, have submitted the Offer in which they:

A.	Acknowledge receipt of service of this Order;

B.	Admit the jurisdiction of the Commission with respect to this Order only and for any action or proceeding brought or authorized by the Commission based on violation of or enforcement of this Order;

C.	Waive:

1.	the filing and service of a complaint and notice of hearing;

2.	a hearing;

3.	all post-hearing procedures;

4.	judicial review by any court;

5.	any and all objections to the participation by any member of the Commission's staff in the Commission's consideration of the Offer;

6.	any and all claims that they may possess under the Equal Access to Justice Act, 5
U.S.C. § 504 and 28 U.S.C. § 2412, and/or the rules promulgated by the Commission in conformity therewith, Part 148 of the Commission's Regulations, 17 C.F.R. §§ 148.1-30, relating to, or arising from, this proceeding;

7.	any and all claims that they may possess under the Small Business Regulatory Enforcement Fairness Act of 1996, Pub. L. No. 104-121, §§ 201-253, 110 Stat.
847, 857-868, as amended by Pub. L. No. 110-28, § 8302, 121 Stat. 112, 204-205,
relating to, or arising from, this proceeding; and

8.	any claims of Double Jeopardy based on the institution of this proceeding or the entry in this proceeding of any order imposing a civil monetary penalty or any other relief;

A	Stipulate that the record basis on which this Order is entered shall consist solely of the findings contained in this Order to which Respondents have consented in the Offer; and

B	Consent, solely on the basis of the Offer, to the Commission's entry of this Order that:

1.	makes findings by the Commission that Respondents violated Section 4b(a)(2), 7 U.S.C. § 6b(a)(2), and Regulation 5.2(b), 17 C.F.R. § 5.2(b), and makes findings by the Commission that Respondents FXCM, FXCM Holdings, and Niv violated Section 9(a)(4) of the Act, 7 U.S.C. § 13(a)(4);

2.	orders Respondents to cease and desist from violating Sections 4b(a)(2), 7 U.S.C.
§ 6b(a)(2), and Regulation 5.2(b), 17 C.F.R. § 5.2(b), and orders Respondents FXCM, FXCM Holdings, and Niv to cease and desist from violating Section 9(a)(4) of the Act, 7 U.S.C. § 13(a)(4);

3.	orders Respondents, jointly and severally, to pay a civil monetary penalty in the amount of seven million dollars ($7,000,000) within ten (10) days of the date of entry of this Order; and

4.	orders Respondents and their successors and assigns to comply with the conditions and undertakings consented to in the Offer and as set forth in Part VII of this Order.

Upon consideration, the Commission has determined to accept the Offer.

VII.
ORDER
Accordingly, IT IS HEREBY ORDERED THAT:

A.
Respondents shall cease and desist from violating Section 4b(a)(2), 7 U.S.C. § 6b(a)(2), and Regulation 5.2(b), 17 C.F.R. § 5.2(b), and Respondents FXCM, FXCM Holdings, and Niv shall cease and desist from violating Section 9(a)(4) of the Act, 7 U.S. C. § 13(a)(4);

B.
Respondents shall pay, jointly and severally, a civil monetary penalty of seven million dollars ($7,000,000), within ten (10) days of the date of entry of this Order (the "CMP Obligation"). If the CMP Obligation is not paid in full within ten (10) days of the date of entry of this Order, then post-judgment interest shall accrue on the CMP Obligation beginning on the date of entry of this Order and shall be determined by using the

Treasury Bill rate prevailing on the date of entry of this Order pursuant to 28 U.S.C. § 1961. Respondents shall pay the CMP Obligation by electronic funds transfer, U.S. postal money order, certified check, bank cashier's check, or bank money order. If payment is to be made other than by electronic funds transfer, then the payment shall be made payable to the Commodity Futures Trading Commission and sent to the address below:

Commodity Futures Trading Commission
Division of Enforcement
ATTN: Accounts Receivables
DOT/FAA/MMAC/AMZ-341 CFTC/CPSC/SEC
6500 S. MacArthur Blvd.
Oklahoma City, OK 73169
Telephone: (405) 954-7262 nikki.gibson@faa.gov

If payment is to be made by electronic funds transfer, Respondents shall contact Nikki Gibson or her successor at the above address to receive payment instructions and shall fully comply with those instructions. Respondents shall accompany payment of the CMP Obligation with a cover letter that identifies the paying Respondent and the name and docket number of this proceeding. The paying Respondent shall simultaneously transmit copies of the cover letter and the form of payment to the Chief Financial Officer, Commodity Futures Trading Commission, Three Lafayette Centre, 1155 21st Street, NW, Washington, D.C. 20581.

C.	Respondents and their successors and assigns shall comply with the following conditions and undertakings set forth in the Offer:

1.	FXCM agrees that it shall not accept new customer accounts following the entry of this Order.

2.
FXCM, Niv, and Ahdout agree that they shall, within thirty days of the date of entry of this Order, withdraw from registration with the Commission in all capacities, provided, however, that such date shall be extended to be coterminous to any extension by the NFA's Business Conduct Committee of the date upon which they must withdraw their NFA memberships.

3.
FXCM, Niv, and Ahdout agree that, after thirty days from the date of entry of this Order (subject to a coterminous extension granted pursuant to paragraph C.2, above), they shall never, directly or indirectly:

a.
apply for registration or claim exemption from registration with the Commission in any capacity, or engage in any activity requiring such registration or exemption from registration with the Commission except as provided for in Regulation 4.14(a)(9), 17 C.F.R. § 4.14(a)(9); or

b.	act as a principal (as that term is defined in Regulation 3.1(a), 17 C.F.R.
§ 3.l (a)), agent or any other officer or employee of any person (as that term is defined in Section la(38) of the Act, 7 U.S.C. § l a(38)) registered, required to be registered, or exempted from registration with the Commission except as provided for in Regulation 4.14(a)(9), 17 C.F.R.
§ 4.14(a)(9).

4.
Respondents agree that neither they nor any of their successors and assigns, agents, or employees under their authority or control shall take any action or make any public statement denying, directly or indirectly, any findings or conclusions in this Order or creating, or tending to create, the impression that this Order is without a factual basis; provided, however, that nothing in this provision shall affect Respondents' (i) testimonial obligations, or (ii) right to take positions in other proceedings to which the Commission is not a party. Respondents and their successors and assigns shall undertake all steps necessary to ensure that all of their agents and/or employees under their authority or control understand and comply with this agreement.

5.
Partial Satisfaction: Respondents understand and agree that any acceptance by the Commission of partial payment of Respondents' CMP Obligation shall not be deemed a waiver of their obligation to make further payments pursuant to this Order, or a waiver of the Commission's right to seek to compel payment of any remaining balance.

6.
Change of Address/Phone: Until such time as Respondents satisfy in full their CMP Obligation, Respondents shall provide written notice to the Commission by certified mail of any change to their telephone number and mailing address within ten (10) calendar days of the change.

The provisions of this Order shall be effective as of this date.

By the Commission.

/s/ Christopher J. Kirkpatrick
Christopher J. Kirkpatrick
Secretary of the Commission
Commodity Futures Trading Commission
Dated: February 6, 2017